UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WELLS REAL ESTATE INVESTMENT TRUST II, INC.

(Name of Registrant as Specified in its Charter)

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WELLS REAL ESTATE INVESTMENT TRUST II, INC.

6200 The Corners Parkway

Norcross, Georgia 30092-3365

Proxy Statement and

Notice of Annual Meeting of Stockholders

To Be Held July 23, 2008

Dear Stockholder:

On Wednesday, July 23, 2008, we will hold our 2008 annual meeting of stockholders at the Atlanta Athletic Club, 1930 Bobby Jones Drive, Duluth, Georgia 30097. The meeting will begin at 1:30 p.m.

We are holding this meeting to:

1.	Elect seven directors to hold office for one-year terms expiring in 2009;

2.	Approve the following proposed amendments in connection with a proposed second follow-on public offering of shares of our common stock:

(a)	Proposed amendments to the provisions of our charter relating to suitability and minimum investment of stockholders;

(b)	Proposed amendments to the provisions of our charter relating to limitations on the issuance of options and warrants;

(c)	Proposed amendments to the provisions of our charter relating to roll-up transactions; and

(d)	Proposed amendments to the provisions of our charter relating to our exculpation and indemnification of our officers, directors, advisor, and affiliates of our advisor; and

3.	Attend to other business properly presented at the meeting.

Your board of directors has selected April 25, 2008 as the record date for determining stockholders entitled to vote at the meeting.

This proxy statement, proxy card, and our 2007 annual report to stockholders are being mailed to you on or about April 29, 2008.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) over the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card. Because we are a widely held REIT with more than 109,000 stockholders, your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

By Order of the Board of Directors

Leo F. Wells, III
Chairman
Atlanta, Georgia
April 28, 2008

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the items to be voted on at our annual stockholders meeting. To make this information easier to understand, we have presented some of the information in a question-and-answer format.

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2008 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, you are giving your permission to vote your shares of common stock at the annual meeting. The people who will vote your shares of common stock at the annual meeting are Leo F. Wells, III, Douglas P. Williams, or Randall D. Fretz, each of whom are our officers. They will vote your shares of common stock as you instruct, unless you return the proxy card and give no instructions with respect to one or more of the proposals. In this case, unless you instruct otherwise, they will vote FOR all of the director nominees and FOR each of the proposals to amend our charter. With respect to any other proposals to be voted on, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. They will not vote your shares of common stock if you do not return the enclosed proxy card. This is why it is important for you to return the proxy card to us (or vote by proxy via Internet or by telephone) as soon as possible whether or not you plan on attending the meeting in person.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Wednesday, July 23, 2008, at 1:30 p.m. at the Atlanta Athletic Club, 1930 Bobby Jones Drive, Duluth, Georgia 30097.

Q:	How many shares of common stock can vote?

A:	As of April 25, 2008, there were 393,777,567 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each whole share of common stock held.

Q:	What is a “quorum”?

A:	A “quorum” consists of the presence in person or by proxy of stockholders holding a majority of the outstanding shares. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit a properly executed proxy card, even if you abstain from voting, then you will at least be considered part of the quorum.

Q:	What may I vote on?

A:	You may vote on the election of nominees to serve on the board of directors, each of the proposals to amend our charter, and on any other proposal to be voted on.

Q:	How does the board of directors recommend I vote on the proposals?

A:	The board of directors recommends a vote FOR each of the nominees for election as director who are named as such in this proxy statement and a vote FOR each of the proposals to amend our charter.

Q:	Who is entitled to vote?

A:	Anyone who owned our common stock at the close of business on April 25, 2008, the record date, is entitled to vote at the annual meeting.

Q:	How do I vote?

A:	You may vote your shares of common stock either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to have your proxy vote recorded in advance of the meeting. Stockholders have the following three options for submitting their votes by proxy: (1) over the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card. If you have Internet access, we encourage you to vote by proxy on the Internet. It is convenient and it saves us significant postage and processing costs. In addition, when you vote by proxy via the Internet or by phone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted. For further instructions on voting, see your enclosed proxy card in this proxy statement. If you attend the annual meeting, you also may submit your vote in person, and any previous proxy votes that you submitted, whether by Internet, phone, or mail, will be superseded by the vote that you cast at the annual meeting. If you return your signed proxy card, your shares will be voted as you instruct, unless you give no instructions with respect to one or more of the proposals. In this case, unless you instruct otherwise, your shares of common stock will be voted FOR the nominees for director and FOR each of the proposals to amend our charter. With respect to any other proposals to be voted on, your shares of common stock will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in the discretion of Messrs. Wells, Williams, or Fretz.

Q:	What if I vote by proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying Douglas P. Williams, our Secretary;

(2)	attending the meeting and voting in person;

(3)	returning another proxy card dated after your first proxy card if we receive it before the annual meeting date; or

(4)	recasting your proxy vote on the proxy voting Web site or by telephone. Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.

Q:	Will my vote make a difference?

A:	Yes. As discussed below, your vote could affect the composition of our board of directors and whether the proposals to amend our charter are approved. Moreover, your presence by proxy or in person is needed to ensure that the proposals can be acted upon. Because we are a widely held REIT (with more than 109,000 record holders of our stock), YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	What are the voting requirements to elect the board of directors?

A:	Under our charter, a plurality of the votes cast is required for the election of the directors. This means that the director nominee with the most votes for a particular board seat is elected for that seat. Because the number of nominees does not exceed the number of board seats, a nominee need only receive a single “for” vote to be elected. Abstentions and “withhold” votes should have no effect on the outcome of the election, but they will count toward the establishment of a quorum.

However, in order to enhance your ability to influence the composition of the board of directors in an uncontested election such as this, we have adopted a policy requiring each of the nominees to agree to offer to resign should he receive fewer “for” votes than “withhold” votes. If a director must offer to resign because of “withhold” vote totals, a committee of all of our independent directors (the “Conflicts Committee”) must accept or reject the offer of resignation within 90 days following certification of the stockholder vote. If the Conflicts Committee accepts the offer, then the resignation will be effective upon acceptance. If the Conflicts Committee rejects the offer, it must publicly disclose its reasons for doing so. The offer of resignation also may be accepted at a stockholder meeting duly called for the express purpose of accepting such resignation and electing a successor to fill the vacancy created thereby. More details of this policy are set out under “Proposal 1. Election of Directors.” The policy is set forth in our Corporate Governance Guidelines, a copy of which is available on our Web site at www.wellsref.com. Proxies received will be voted FOR each nominee for director unless stockholders designate otherwise.

Q:	What are the voting requirements to approve the proposals to amend the charter?

A:	Approval of each proposal to amend our charter requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote thereon. You may vote for or against or abstain on each of the four proposals to amend our charter. Abstentions and broker nonvotes will have the same effect as votes against the proposals to amend our charter. Proxies received will be voted FOR each proposal to amend our charter unless stockholders designate otherwise.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors and the proposals to amend our charter, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Leo F. Wells, III, our President; Douglas P. Williams, our Executive Vice President and Secretary; and Randall D. Fretz, our Senior Vice President; and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the stockholder proposals for the next annual meeting of stockholders due?

A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at our annual meeting of stockholders in 2009 may do so by following the procedures prescribed in Section 2.12 of our Bylaws and in SEC Rule 14a-8. To be eligible for presentation to and action by the stockholders at the 2009 annual meeting, director nominations and other stockholder proposals must be received by Douglas P. Williams, our Secretary, no later than March 15, 2009. To also be eligible for inclusion in our proxy statement for the 2009 annual meeting, director nominations and other stockholder proposals must be received by Mr. Williams by December 30, 2008.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:	No. In addition to mailing proxy solicitation material, our directors and employees, as well as third-party proxy service companies we retain, also may solicit proxies in person, over the Internet, by telephone, or by any other electronic means of communication we deem appropriate. We currently have no arrangements with paid solicitors.

Q:	If I share my residence with another stockholder, how many copies of the Annual Report and Proxy Statement should I receive?

A:	In accordance with a notice previously sent to our stockholders, we are sending only a single set of the annual report and proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and stems from rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us reduce costs. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: Wells Client Services Department, P.O. Box 2828, Norcross, Georgia 30091-2828, or call us at 1-800-557-4830. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

Q:	What if I consent to have one set of materials mailed now but change my mind later?

A:	You may withdraw your householding consent at any time by contacting our Client Services department at the address and telephone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.

Q:	The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?

A:	When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our Client Services department at the address and telephone number provided above.

Q:	If I plan to attend the annual meeting in person, should I notify anyone?

A:	While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card to let us know how many stockholders will be attending the meeting so that we will be able to prepare a suitable meeting room for the attendees.

Q:	Where can I find more information?

A:	We file annual, quarterly, and special reports; proxy statements; and other information with the SEC. You may read and copy any reports, statements, or other information we file with the SEC on the Web site maintained by the SEC at www.sec.gov. Our SEC filings also are available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

Our board of directors has oversight responsibility for our operations and makes all major decisions concerning our business. We currently have seven directors and three vacant board positions. If all of the seven nominees are elected at the annual meeting, we expect to have three vacant board positions immediately following the annual meeting. At this time, the Nominating and Corporate Governance Committee is not nominating directors to fill the three vacancies because it is continuing to search for ideal candidates to fill the vacancies. At the annual meeting, proxies may not be voted for a greater number of persons than the number of nominees named, which is seven. Our board of directors held 10 meetings during 2007. For biographical information regarding our directors, see “Executive Officers and Directors” on page 15.

Our board has established the following committees: Audit Committee; Nominating and Corporate Governance Committee; Asset Management Committee; Finance and Planning Committee; and Stockholder Relations, Communication, and Development Committee. In addition, our charter has established a Conflicts Committee consisting of all of our independent directors. Information regarding each of the committees is set forth below.

Director Independence

Although our shares are not listed for trading on any national securities exchange, a majority of the members of our board of directors, and all of the members of the Audit Committee, the Conflicts Committee, and the Nominating and Corporate Governance Committee are “independent” as defined by the New York Stock Exchange (NYSE). The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder, or officer of an organization that has a relationship with us). The board of directors has determined that Charles R. Brown, Richard W. Carpenter, Bud Carter, E. Nelson Mills, and Neil H. Strickland each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board. For a discussion of transactions and relationships between our directors and our affiliates that were considered by the board under the applicable independence definitions in determining that these directors are independent, see “Certain Relationships and Related Transactions.” None of these directors has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies or received any compensation from us or any such other entities except for compensation directly related to service as a director. Therefore, we believe that all of these directors are independent directors.

The Audit Committee

General

The Audit Committee’s primary function is to assist our board of directors in fulfilling its responsibilities by overseeing our independent auditors and reviewing the financial information to be provided to our stockholders and others, the system of internal control over financial reporting that our management has established, and our audit and financial reporting process. The Audit Committee also is responsible for overseeing our compliance with applicable laws and regulations and for establishing procedures for the ethical conduct of our business. The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our board of directors in 2003. The Audit Committee Charter is available on our Web site at www.wellsref.com.

The members of the Audit Committee are E. Nelson Mills (Chairman), Neil H. Strickland, and Charles R. Brown. All of the members of the Audit Committee are “independent” as defined by the NYSE. The board of directors has determined the E. Nelson Mills satisfies the SEC’s requirements for an “audit committee financial expert.” During 2007, the Audit Committee met nine times.

Independent Auditors

During the year ended December 31, 2007, Ernst & Young LLP served as our independent auditor and provided certain domestic and international tax and other services. Ernst & Young has served as our independent auditor since our formation. The Audit Committee has not yet engaged an independent auditor to audit our financial statements for the year ended December 31, 2008, because the Audit Committee has recently determined that it would be prudent to interview several audit firms for the engagement. Such interviews are not yet complete. The Audit Committee may engage Ernst & Young for the year ended December 31, 2008, or select new auditors in its discretion if it deems such decision to be in our best interest. Any decision to select new auditors would be disclosed to the stockholders in accordance with applicable securities laws. We expect that the Audit Committee will engage an independent auditor for the year ended December 31, 2008 prior to the date of the annual meeting of stockholders. Representatives from our audit firm for the year ending December 31, 2008 are expected to be present at the meeting, to have the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions posed by any stockholders.

Preapproval Policies

The Audit Committee Charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent auditors, as well as all permitted nonaudit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” preapproval, it will require “specific” preapproval by the Audit Committee.

All requests or applications for services to be provided by the independent auditor which do not require specific preapproval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.

Requests or applications to provide services that require specific preapproval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines up to an amount not to exceed $75,000 per occurrence. Amounts requiring preapproval in excess of $75,000 per occurrence require specific preapproval by all members of the Audit Committee prior to engagement of our independent auditors. All amounts specifically preapproved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.

All services rendered by Ernst & Young for the year ended December 31, 2007 were preapproved in accordance with the policies and procedures described above.

Principal Auditor Fees

The Audit Committee reviewed the audit and nonaudit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its review of the nonaudit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by Ernst & Young for the years ended December 31, 2007 and 2006, are set forth in the table below.

	2007	2006
Audit fees	$674,915	$542,842
Audit-related fees	-0-	-0-
Tax fees	$210,406	$179,875
All other fees	-0-	-0-

Total	$885,321	$722,717

For purposes of the preceding table, Ernst & Young’s professional fees are classified as follows:

•

Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by Ernst & Young in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

•

Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

•

Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state, and local issues. Services also may include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

•	All other fees – These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

Report of the Audit Committee

The Audit Committee reviews the financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. In this context, the Audit Committee reviewed the 2007 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received from and discussed with Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) relating to that firm’s independence from us. In addition, the Audit Committee considered whether Ernst & Young’s provision of nonaudit services is compatible with Ernst & Young’s independence.

The Audit Committee discussed with Ernst & Young the overall scope and plans for the audit. The Audit Committee meets periodically with the internal auditor and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors and the board approved, the inclusion of the 2007 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

March 26, 2008	The Audit Committee of the Board of Directors:
E. Nelson Mills (Chairman), Neil H. Strickland, and Charles R. Brown

The Conflicts Committee

The members of our Conflicts Committee are Neil H. Strickland (Chairman), Charles R. Brown, Richard W. Carpenter, Bud Carter, and E. Nelson Mills, all of whom are independent directors. Our charter empowers the Conflicts Committee to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by affiliates of our advisor could reasonably be compromised. Among the duties of the Conflicts Committee are the following:

•	reviewing and reporting on our policies (see below);

•	approving transactions with affiliates and reporting on their fairness to us (see below);

•	supervising and evaluating the performance and compensation of our advisor;

•	reviewing our expenses and determining that they are reasonable and within the limits prescribed by our charter;

•	approving borrowings in excess of limits set forth in our charter;

•	approving acquisitions and dispositions;

•	evaluating the performance of our officers; and

•	considering plans with respect to the succession of our president in the event of his sudden incapacitation, death, or departure.

In addition, our Conflicts Committee discharges the board’s responsibilities relating to compensation of our executives and directors. In this regard, the Conflicts Committee administers the granting of stock options to selected employees of Wells Capital, Inc. (“Wells Capital”), our advisor, and Wells Management Company, Inc. (“Wells Management”), our property manager, based upon recommendations from Wells Capital, and sets the terms and conditions of such options in accordance with the 2003 Stock Option Plan. To date, no employee stock options have been issued. The Conflicts Committee also is responsible for administering the terms of the Independent Director Stock Option Plan, the terms of which are discussed in detail below under “Compensation to Directors – Independent Director Stock Option Plan.”

Under the terms of the 2003 Stock Option Plan, and only to the extent permissible under Maryland law, the Conflicts Committee may expressly delegate to any individual or group of individuals some or all of the committee’s authority to administer the plan, including authority to designate participants; determine terms, conditions, and amounts of option awards; and to grant awards. However, no delegation of duties and responsibilities may be made to eligible participants in the plan who are, or who are anticipated to be become, persons subject to the short-swing profit rules of Section 16 of the 1934 Act.

The primary responsibilities of the Conflicts Committee are enumerated in our charter. The Conflicts Committee does not have a separate committee charter. The Conflicts Committee met 16 times during 2007.

Report of the Conflicts Committee

Review of Our Policies

The Conflicts Committee has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for that determination.

Investment Policies. We focus our investment efforts on the acquisition of high-quality, income-generating office and industrial properties leased to creditworthy tenants. Although we may acquire other types of real estate, this focus is preferred because we believe it will best enable us to achieve our goal of preserving investor capital and generating current income. We also believe that there are sufficient acquisition opportunities that meet this investment focus. Our advisor, Wells Capital, has extensive expertise with this type of real estate.

Working Capital Reserves. We do not intend to set aside offering proceeds for working capital purposes. Setting aside funds for this purpose would decrease the amount we can invest in real estate and hence reduce our opportunities to earn current income. We believe that debt proceeds and our cash flow from operations will be sufficient to meet our needs for working capital.

Borrowing Policies. Over the long-term, we have a policy of keeping our debt at no more than 50% of the cost of our assets (before depreciation) and, ideally, at significantly less than this 50% leverage ratio. This conservative leverage goal could reduce the amount of current income we can generate for our stockholders, but it also reduces their risk of loss. We believe that preserving investor capital while generating stable current income is in the best interest of our stockholders. As of December 31, 2007, our leverage ratio was approximately 23%.

Policies Regarding Operating Expenses. We have the responsibility of limiting total operating expenses to no more than the greater of 2% of average invested assets or 25% of net income, as these terms are defined in our charter. For the four consecutive quarters ended December 31, 2007, total operating expenses represented 1.3% of average invested assets and 12.2% of net income.

Offering Policies. We are conducting a public offering of up to 300 million shares of common stock at $10 per share (with discounts available for certain categories of investors). We also are offering shares under our dividend reinvestment plan. We believe these offerings are in the best interest of our stockholders because they increase the likelihood that we will be able to acquire a diverse portfolio of income-producing properties, thereby reducing risk in our portfolio.

Listing Policy. We believe it is in the best interest of our stockholders for our common shares to remain unlisted on a national exchange at this time. First, we are in the fundraising and property-acquisition stage of our life cycle, and remaining unlisted improves our ability to continue to raise new equity and purchase additional properties so that the real estate portfolio can achieve greater size and diversification. Second, we believe it is more cost-effective to remain unlisted and utilize Wells Capital as our external advisor at the present time than it would be to internalize all the resources necessary to operate a listed company. Third, our shares are offered as a long-term investment. We believe that the ability to provide our stockholders with liquidity in the near-term is outweighed by the longer-term benefits of completing the current offering, allowing the portfolio to mature and then listing the shares at a price that is anticipated to be higher than the price at which they would likely trade today.

Transactions with Affiliates

Our charter requires our Conflicts Committee to review and approve all transactions involving our affiliates and us. Prior to entering into a transaction with an affiliate that is not covered by our advisory agreement with our advisor, a majority of the Conflicts Committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Ethics lists examples of types of transactions with affiliates that would create prohibited conflicts of interest. Under the Code of Ethics, our officers and directors are required to bring potential conflicts of interest to the attention of the chairman of our Audit Committee promptly. The Conflicts Committee has reviewed the material transactions between our affiliates and us since the beginning of 2007 as well as any such currently proposed transactions. Set forth below is a description of such transactions and the committee’s report on their fairness.

Our Relationship with Wells Capital. Our executive officers, Leo F. Wells, III, Douglas P. Williams, and Randall D. Fretz, are also executive officers of Wells Capital, our advisor. Mr. Wells is the sole director of our advisor and indirectly owns 100% of its equity. Since 2003, our advisor has provided our day-to-day management. Among the services provided by our advisor under the terms of an advisory agreement are the following:

•	real estate acquisition services;

•	asset management services;

•	real estate disposition services;

•	property management oversight services; and

•	administrative services.

Our advisor is at all times subject to the supervision of our board of directors and only has such authority as we may delegate to it as our agent. The term of our advisory agreement runs through April 30, 2008 and is subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. From January 1, 2007 through the most recent date practicable, which was December 31, 2007, we have compensated our advisor as set forth below.

We have incurred acquisition fees payable to our advisor equal to 2.0% of gross proceeds from our public offerings of common stock for services in connection with the selection, purchase, development, or construction of real property. We incur such acquisition fees upon receipt of proceeds from the sale of shares. Acquisition fees from January 1, 2007 through December 31, 2007 totaled approximately $19.3 million.

Our advisor bears substantially all of our organization and offering costs other than our payment of selling commissions and dealer-manager fees. We reimburse our advisor for up to 2.0% of our gross offering proceeds for organization and offering costs, including legal, accounting, printing, and other accountable offering costs. From January 1, 2007 through December 31, 2007, we incurred approximately $9.7 million of organization and offering expenses.

For asset management services, we pay our advisor a monthly fee equal to one-twelfth of 0.75% of the cost of (i) the occupied properties we own and (ii) our investments in joint ventures. These fees are limited to 1.0% of the net asset value of the properties included in the above calculation, calculated on a quarterly basis. Asset management fees incurred from January 1, 2007 through December 31, 2007 totaled approximately $25.9 million.

Additionally, we reimburse our advisor for all costs and expenses it incurs in fulfilling its asset management and administrative duties, which may include wages, salaries, taxes, insurance, benefits, information technology, legal and travel, and other out-of-pocket expenses of employees engaged in ongoing management, administration, operations, and marketing functions on our behalf. We do not, however, reimburse our advisor for personnel costs in connection with services for which our advisor receives acquisition fees or real estate commissions. Administrative reimbursements from January 1, 2007 through December 31, 2007 totaled approximately $8.8 million.

The Conflicts Committee considers our relationship with the advisor during 2007 to be fair. The Conflicts Committee evaluated the performance of the advisor and the compensation paid to the advisor in connection with its decision to renew the advisory agreement through April 30, 2008. The Conflicts Committee believes that the amounts payable to the advisor under the advisory agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation was appropriate in order for the advisor to provide the desired level of services to us and our stockholders. The Conflicts Committee bases its evaluation of the advisor on factors such as (a) the amount of the fees paid to the advisor in relation to the size, composition, and performance of our portfolio; (b) the success of the advisor in generating opportunities that meet our investment objectives; (c) rates charged to other REITs and to investors other than REITs by advisors performing the same or similar services; (d) additional revenues realized by the advisor and its affiliates through their relationship with us, including loan administration, underwriting or broker commissions, servicing, engineering, inspection, and other fees; (e) the quality and extent of service and advice furnished by the advisor; (f) the performance of our portfolio, including income, conservation or appreciation of capital, frequency of problem investments, and competence in dealing with distress situations; and (g) the quality of our portfolio relative to the investments generated by the advisor for its own account.

The Conflicts Committee has approved and we have entered into a renewal of the advisory agreement with a term from May 1, 2008 through June 30, 2008. The renewal is on the same terms as our current advisory agreement. In addition, the Conflicts Committee and our advisor are continuing to negotiate with a view to entering into a renewed advisory agreement with a longer term of up to one year. The terms of any such renewal are expected to be no less favorable to us than those in our current advisory agreement.

Our Relationship with WIS. Mr. Wells indirectly owns 100% of our dealer-manager, Wells Investment Securities, Inc. (“WIS”). In addition, Messrs. Fretz and Williams are directors of WIS. Our dealer-manager is entitled to receive selling commissions of 7% of aggregate gross offering proceeds. Commencing with the dividends paid in December 2005, we ceased paying selling commissions in connection with the sale of our shares under the dividend reinvestment plan. Previously, we had paid selling commissions of 5% of aggregate gross offering DRP proceeds. WIS reallows 100% of these selling commissions to broker/dealers participating in our public offering. In the event of the sale of shares through an investment advisory representative in which the representative is compensated on a fee-for-service basis by the investor (or through a bank acting as a trustee or fiduciary), the dealer-manager waives its right to a commission, with a corresponding reduction in the purchase price of shares sold in our offering. From January 1, 2007 through December 31, 2007, we incurred selling commissions of $62.1 million to WIS, of which approximately 100% was reallowed to participating broker/dealers.

WIS also earns a dealer-manager fee of 2.5% of aggregate gross offering proceeds. WIS may reallow to participating broker/dealers up to 1.5% of aggregate gross offering proceeds. There is no dealer-manager fee for shares sold under the dividend reinvestment program. In the event of the sale of shares through an independent investment advisor (or bank acting as trustee or fiduciary), the dealer-manager reduces its dealer-manager fee to 1.5% of gross offering proceeds with a corresponding reduction in the purchase price of the shares. WIS earned dealer-manager fees from us of approximately $24.3 million from January 1, 2007 through December 31, 2007, of which approximately $11.9 million was reallowed to participating broker/dealers.

The Conflicts Committee believes that this arrangement with WIS is fair. The compensation payable to WIS reflects our belief that such selling commissions and dealer-manager fees will maximize the likelihood that we will be able to achieve our goal of acquiring a large, diversified portfolio of high-quality, income-producing properties.

Our Relationship with Wells Management. On November 24, 2007, our property management, leasing, and construction management agreement with Wells Management automatically renewed for another one-year term.

Mr. Wells indirectly owns 100% of Wells Management. In consideration for supervising the management, leasing, and construction of certain of our properties, we pay the following fees to Wells Management:

•	For each property for which Wells Management provides property management services, we pay Wells Management a market-based property management fee based on gross monthly income of the property.

•

For each property for which Wells Management provides leasing agent services, Wells Management is entitled to: (i) a one-time fee in an amount not to exceed one month’s rent for the initial rent-up of a newly constructed building; (ii) a market-based commission based on the net rent payable during the term of a new lease; (iii) a market-based commission based on the net rent payable during the term of any renewal or extension of any tenant lease; and (iv) a market-based commission based on the net rent payable with respect to expansion space for the remaining portion of the initial lease term.

•

For each property for which Wells Management provides construction management services, Wells Management is entitled to receive from us that portion of lease concessions for tenant-directed improvements that are specified in the lease or lease renewal, subject to a limit of 5% of such lease concessions and a management fee to be determined for other construction management activities.

The Conflicts Committee believes that these arrangements with Wells Management are fair and reasonable and on terms and conditions no less favorable to us than those available from unaffiliated third parties. Property management fees incurred from January 1, 2007 through December 31, 2007 were $2.1 million.

March 27, 2008	The Conflicts Committee of the Board of Directors:
Neil H. Strickland (Chairman), Charles R. Brown, Richard W. Carpenter, Bud Carter, and E. Nelson Mills

The Nominating and Corporate Governance Committee

General

The members of our Nominating and Corporate Governance Committee are Richard W. Carpenter, Bud Carter, and Neil H. Strickland. The members of the Nominating and Corporate Governance Committee are “independent” as defined by the NYSE.

The primary functions of the Nominating and Corporate Governance Committee are: (i) identifying individuals qualified to serve on the board of directors and recommending that the board of directors select a slate of director nominees for election by the stockholders at the annual meeting; (ii) developing and recommending to the board of directors a set of corporate governance guidelines and periodically reevaluating such guidelines for the purpose of suggesting amendments to them; and (iii) overseeing an annual evaluation of the board of directors and each of its committees. The Nominating and Corporate Governance Committee held four meetings during 2007. A copy of the Nominating and Corporate Governance Committee charter is available on our Web site at www.wellsref.com.

Board Membership Criteria

The Nominating and Corporate Governance Committee annually reviews with the board of directors the appropriate experience, skills, and characteristics required of board members in the context of the then-current membership of the board. This assessment includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment, and skills such as an understanding of the real estate industry or brokerage industry, or accounting or financial management expertise. Other considerations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly held company and are (or have been)

actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional, or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage.

Selection of Directors

The board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. Pursuant to our charter, however, the independent directors must nominate replacements for any vacancies among the independent director positions. The board delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of the board; it then recommends director nominees who are voted on by the full board of directors. All director nominees then stand for election by the stockholders annually.

In recommending director nominees to the board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, and management of Wells Capital. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees. The Nominating and Corporate Governance Committee also will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered by the Committee, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of the Committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12, of our Bylaws. Any stockholder may request a copy of our Bylaws free of charge by calling our Client Services department at 1-800-577-4830.

The Asset Management Committee

The members of the Asset Management Committee are Charles R. Brown (Chairman), Richard W. Carpenter, and Bud Carter, all of whom are independent directors. The primary function of the Asset Management Committee is to advise the board of directors on investment criteria and acquisition policies, the general economic environment in various real estate markets, existing or prospective properties or tenants, and portfolio diversification goals. The Asset Management Committee held seven meetings in 2007.

The Stockholder Relations, Communication, and Development Committee

The members of the Stockholder Relations, Communication, and Development Committee are Bud Carter (Chairman) and Neil H. Strickland, each of whom is an independent director. The primary function of the Stockholder Relations, Communication, and Development Committee is to advise the board of directors on various stockholders’ issues including market conditions, issues relating to net proceeds raised from stockholders, and communications with stockholders. Through guidance and oversight, the Stockholder Relations, Communication, and Development Committee encourages communications that provide stockholders with timely information in a cost-effective and user-friendly format. In addition, the Stockholder Relations, Communication, and Development Committee advises the board on market trends and competitive analysis. During 2007, the Stockholder Relations, Communication, and Development Committee held five meetings.

The Finance and Planning Committee

The members of the Finance and Planning Committee are Richard W. Carpenter (Chairman), Charles R. Brown, and E. Nelson Mills, all of whom are independent directors. The primary function of the Finance and Planning Committee is to review and advise the board of directors on our overall financial performance, which includes issues related to net proceeds raised, fees and expenses, operating earnings, dividends, capital structure, and budgetary and reporting processes. The Finance and Planning Committee held five meetings in 2007.

Stockholder Communications with the Board of Directors

We have established several means for stockholders to communicate concerns to the board of directors. If the concern relates to our financial statements, accounting practices, or internal controls, stockholders should submit the concern in writing to the Chairman of our Audit Committee in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics, or corporate conduct, stockholders should submit the concern in writing to the Chairman of our Nominating and Corporate Governance Committee in care of our Secretary at our headquarters address.

If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary.

Stockholders also may communicate concerns with our directors at our annual meeting. All of our directors were in attendance at our 2007 annual meeting. We expect all of the directors to be present at our 2008 annual meeting.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2008 annual meeting, and all of our directors are being nominated to be re-elected to serve until the 2009 annual meeting and until their successors are elected and qualified.

Name	Position(s)	Age	Year First Became a Director
Leo F. Wells, III	President and Director	64	2003
Douglas P. Williams	Executive Vice President, Secretary, Treasurer and Director	57	2003
Randall D. Fretz	Senior Vice President	55	N/A
Charles R. Brown	Director	69	2003
Richard W. Carpenter	Director	71	2003
Bud Carter	Director	69	2003
E. Nelson Mills	Director	47	2007
Neil H. Strickland	Director	72	2003

Leo F. Wells, III, is our President and one of our directors. He also is the President and a director of Wells Timberland REIT, Inc. (“Wells Timberland REIT”), which, like us, is a public program sponsored by Wells Real Estate Funds, Inc., and not listed on a securities exchange. He also is the sole stockholder, sole director, President, and Treasurer of Wells Real Estate Funds, Inc., which directly or indirectly owns Wells Capital, Wells Management, Wells Investment Securities, Wells & Associates, Inc., Wells Development Corporation, and Wells Asset Management, Inc. He also is the President, Treasurer, and sole director of Wells Capital; Wells Management; Wells Development Corporation, a company organized in 1997 to develop real estate properties; and Wells Asset Management, Inc., a company organized in 1997, which serves as an investment adviser to the Wells Family of Real Estate Funds. Mr. Wells is a trustee of the Wells Family of Real Estate Funds. He is the President, Treasurer, and a director of Wells & Associates, Inc., a real estate brokerage and investment company formed in 1976 and incorporated in 1978, for which Mr. Wells serves as the principal broker. From 1998 to 2007, Mr. Wells served as President and Chairman of the Board of Piedmont Office Realty Trust, Inc. (“Piedmont REIT”), formerly known as Wells Real Estate Investment Trust, Inc., a public REIT sponsored by Wells Real Estate Funds until April 16, 2007, when Piedmont REIT acquired entities affiliated with Wells Real Estate Funds and became a self-advised REIT. From 2006 to 2008, Mr. Wells was the President and a director of Institutional REIT, Inc. (“Institutional REIT”), a prior public program sponsored by Wells Real Estate Funds.

Mr. Wells was a real estate salesman and property manager from 1970 to 1973 for Roy D. Warren & Company, an Atlanta-based real estate company, and he was associated from 1973 to 1976 with Sax Gaskin Real Estate Company, during which time he became a Life Member of the Atlanta Board of Realtors Million Dollar Club. From 1980 to February 1985 he served as Vice President of Hill-Johnson, Inc., a Georgia corporation engaged in the construction business. Mr. Wells holds a Bachelor of Business Administration degree in economics from the University of Georgia. Mr. Wells is a member of the Financial Planning Association (FPA).

On August 26, 2003, Mr. Wells and Wells Investment Securities entered into a Letter of Acceptance, Waiver, and Consent (“AWC”) with the NASD relating to alleged rule violations. The AWC set forth the NASD’s findings that Wells Investment Securities and Mr. Wells had violated conduct rules relating to the provision of noncash compensation of more than $100 to associated persons of NASD member firms in connection with their attendance at the annual educational and due diligence conferences sponsored by Wells Investment Securities in 2001 and 2002. Without admitting or denying the allegations and findings against them, Wells Investment Securities and Mr. Wells consented in the AWC to various findings by the NASD, which are summarized in the following paragraph:

In 2001 and 2002, Wells Investment Securities sponsored conferences attended by registered representatives who sold its real estate investment products. Wells Investment Securities also paid for certain expenses of guests of the registered representatives who attended the conferences. In 2001, Wells Investment Securities paid the costs of travel to the conference and meals for many of the guests, and paid the costs of playing golf for some of the registered representatives and their guests. Wells Investment Securities later invoiced registered representatives for the cost of golf and for travel expenses of guests, but was not fully reimbursed for such. In 2002, Wells Investment Securities paid for meals for the guests. Wells Investment Securities also conditioned most of the 2001 conference invitations on attainment by the registered representatives of a predetermined sales goal for Wells Investment Securities products. This conduct violated the prohibitions against payment and receipt of noncash compensation in connection with the sales of these products contained in NASD’s Conduct Rules 2710, 2810, and 3060. In addition, Wells Investment Securities and Mr. Wells failed to adhere to all of the terms of their written undertaking, made in March 2001, not to engage in the conduct described above, thereby failing to observe high standards of commercial honor and just and equitable principles of trade in violation of NASD Conduct Rule 2110.

Wells Investment Securities consented to a censure, and Mr. Wells consented to suspension from acting in a principal capacity with an NASD member firm for one year. Wells Investment Securities and Mr. Wells also agreed to the imposition of a joint and several fine in the amount of $150,000. Mr. Wells’ one-year suspension from acting in a principal capacity ended on October 6, 2004.

Douglas P. Williams is our Executive Vice President, Secretary, and Treasurer and one of our directors. He also is Executive Vice President, Secretary, and Treasurer of Wells Timberland REIT and served as a director of Wells Timberland REIT from 2005 to 2007. He also is a Senior Vice President of our advisor and a Vice President, Chief Financial Officer, Treasurer, and a director of Wells Investment Securities, our dealer-manager. Mr. Williams also is a Vice President of Wells Real Estate Funds, Inc. and a Vice President and Secretary of Wells Asset Management, Inc. Mr. Williams served as Executive Vice President, Secretary, and Treasurer and a director of Piedmont REIT from 2000 to 2007 and of Institutional REIT from 2006 to 2008.

From 1996 to 1999, Mr. Williams served as Vice President and Controller of OneSource, Inc., a leading supplier of janitorial and landscape services, where he was responsible for corporate-wide accounting activities and financial analysis. Mr. Williams was employed by ECC International Inc., a supplier to the paper industry and to the paint, rubber, and plastic industries, from 1982 to 1995. While at ECC, Mr. Williams served in a number of key accounting positions, including: Corporate Accounting Manager, U.S. Operations; Division Controller, Americas Region; and Corporate Controller, America/Pacific Division. Prior to joining ECC and for one year after leaving ECC, Mr. Williams was employed by Lithonia Lighting, a manufacturer of lighting fixtures, as a Cost and General Accounting Manager and Director of Planning and Control. Mr. Williams started his professional career as an auditor for a predecessor firm of KPMG LLP. Mr. Williams is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants and is licensed with FINRA as a Financial and Operations Principal (Series 27 and 63).

Randall D. Fretz has been our Senior Vice President since 2003 and is a Senior Vice President of Wells Capital. He also is the Chief of Staff and a Vice President of Wells Real Estate Funds, a Senior Vice President of Wells Timberland REIT, and a director of Wells Investment Securities. Mr. Fretz served as Vice President of Piedmont REIT from 2002 to 2007 and as Senior Vice President of Institutional REIT from 2006 to 2008. Mr. Fretz is primarily responsible for corporate strategy and planning and advising and coordinating the executive officers of Wells Capital on corporate matters and special projects. Prior to joining Wells Capital in 2002, Mr. Fretz served for seven years as President of U.S. and Canada operations for Larson-Juhl, a world leader in custom art and picture-framing home decor. Mr. Fretz was previously a Division Director at Bausch & Lomb, a manufacturer of optical equipment and products, and also held various senior positions at Tandem International and Lever Brothers. Mr. Fretz holds a bachelor’s degree in each of Sociology and Physical Education from McMaster University in Hamilton, Ontario. He also earned a Master’s of Business Administration degree from the Ivey School of Business in London, Ontario.

Charles R. Brown is one of our independent directors. From 2006 to 2008, Mr. Brown served as a director of Institutional REIT. He has been involved in real estate activities for over 40 years. From 1971 to 1976, he served as Director of Marketing and Project Manager for Atlantic Center, one of the South’s largest multi-use complexes. Atlantic Center is a two-million square-foot project in the central business district of Atlanta and includes a Hilton Hotel, a bank, and office and retail establishments. From 1976 to 1997, Mr. Brown was President of Technology Park/Atlanta, Inc., where he was instrumental in developing Technology Park/Atlanta, a 600-acre office park in Peachtree Corners, north of Atlanta, which was selected for the Governor’s Award for its contribution to community economic development.

Mr. Brown is Chairman and until recently was President of CRB Realty Associates, a private real estate consulting firm. He previously has been president and vice chairman of Atlantic Station, LLC, where he was involved in the planning and development of Atlantic Station, a redevelopment project of the former steel mill of Atlantic Steel in Atlanta, Georgia. He also has represented one of the partnerships developing an office building constituting part of the Atlantic Station project.

Mr. Brown is a past President of the Georgia Tech Foundation, past Chairman of the Gwinnett County Chamber of Commerce and the Georgia Chamber of Commerce, and past Vice Chairman of the Georgia Governor’s Development Council. He also served on the board of directors of the Georgia Department of Technical and Adult Education. He is a graduate of the Georgia Institute of Technology where he received a B.S. degree in Building Construction from the College of Architecture.

Richard W. Carpenter is one of our independent directors. He also is an independent trustee of the Wells Family of Real Estate Funds. From 1998 to 2007, Mr. Carpenter served as an independent director of Piedmont REIT. He served as General Vice President of Real Estate Finance of The Citizens and Southern National Bank from 1975 to 1979, during which time his duties included the establishment and supervision of the United Kingdom Pension Fund, U.K.-American Properties, Inc., which was established primarily for investment in commercial real estate within the United States.

Mr. Carpenter is a managing partner of Carpenter Properties, L.P., a real estate limited partnership, and a Director and Chairman of the Audit Committee of MidCountry Financial Corp. He retired as President and director of Commonwealth Oil Refining Company, Inc. and Realmark Holdings in 2001.

Mr. Carpenter previously served as Vice Chairman of the board of directors of both First Liberty Financial Corp. and Liberty Savings Bank, F.S.B., and Chairman of the Audit Committee of First Liberty Financial Corp. He has been a member of the National Association of Real Estate Investment Trusts and formerly served as President and Chairman of the Board of Southmark Properties, an Atlanta-based REIT, which invested in commercial properties. Mr. Carpenter is a past Chairman of the American Bankers Association Housing and Real Estate Finance Division Executive Committee. Mr. Carpenter holds a Bachelor of Science degree from Florida State University, where he was named the outstanding alumnus of the School of Business in 1973.

Bud Carter is one of our independent directors. He also is an independent trustee of the Wells Family of Real Estate Funds. From 1998 to 2007, Mr. Carter served as an independent director of Piedmont REIT. For more than 20 years, Mr. Carter was an award-winning broadcast news director and anchorman for several radio and television stations in the Midwest. Later, from 1975 to 1980, Mr. Carter served as General Manager of WTAZ-FM, a radio station in Peoria, Illinois, and served as Publisher and Editor of The Peoria Press, a weekly business and political journal. From 1981 until 1989, Mr. Carter was an owner and General Manager of Transitions, Inc., a corporate outplacement company in Atlanta, Georgia.

Mr. Carter currently serves as Senior Vice President for Vistage International (formerly The Executive Committee), an international organization established to provide a “think tank”-like forum for company presidents and CEOs to share ideas on ways to improve the management and profitability of their businesses. Vistage International operates in major cities throughout the United States, Australia, Brazil, France, Germany, Italy, Malaysia, Mexico, the United Kingdom, and Japan. Worldwide, the organization has more than 14,000 company president and CEO members.

Mr. Carter was recruited in 1987 to be the first Chairman of the organization in Atlanta and still serves as Chairman of the first two groups formed in Atlanta — each group comprised of 16 noncompeting CEOs and presidents. See “Certain Relationships and Related Transactions” below. Mr. Carter serves on the board of directors of Creative Storage Systems, Inc., The Springs Newspapers, and The Rockbridge Commercial Bank; earlier board service includes The DiversiTech Corporation and WaveBase9. He is a graduate of the University of Missouri, where he earned degrees in Liberal Arts and Journalism.

E. Nelson Mills is one of our independent directors. He also is an independent director of Wells Timberland REIT. From 2006 to 2008, Mr. Mills served as an independent director of Institutional REIT. Since December 2004, Mr. Mills has served as the president and chief operating officer of Williams Realty Advisors, LLC, where he is responsible for investment and financial strategy and is in charge of the design, formation, and operation of a series of real estate investment funds.

Prior to joining Williams in December 2004, Mr. Mills was a financial consultant to Timbervest, LLC, an investment manager specializing in timberland investments. From September 2000 to April 2004, Mr. Mills served as chief financial officer of Lend Lease Real Estate Investments (US), Inc., an investment manager specializing in the acquisition and management of commercial real estate, and from August 1998 to August 2000 served as a senior vice president of Lend Lease with responsibility for tax planning and administration and the supervision of various merger and acquisition activities. Prior to joining Lend Lease, Mr. Mills was a tax partner with KPMG LLP.

Mr. Mills received a Bachelor of Science degree in Business Administration from the University of Tennessee and a Master’s of Business Administration degree from the University of Georgia. Mr. Mills also is a Certified Public Accountant.

Neil H. Strickland is one of our independent directors. He also is an independent trustee of the Wells Family of Real Estate Funds. From 1998 to 2007, Mr. Strickland served as an independent director of Piedmont REIT. He was employed by Loyalty Group Insurance (which subsequently merged with America Fore Loyalty Group and is now known as The Continental Group) as an automobile insurance underwriter. From 1957 to 1961, Mr. Strickland served as Assistant Supervisor of the Casualty Large Lines Retrospective Rating Department. From 1961 to 1964, Mr. Strickland served as Branch Manager of Wolverine Insurance Company, a full-service property and casualty service company, where he had full responsibility for underwriting of insurance and office administration in the state of Georgia. In 1964, Mr. Strickland and a nonactive partner started Superior Insurance Service, Inc., a property and casualty wholesale general insurance agency. Mr. Strickland served as President and was responsible for the underwriting and all other operations of the agency. In 1967, Mr. Strickland sold his interest in Superior Insurance Service, Inc. and started Strickland General Agency, Inc., a property and casualty general insurance agency concentrating on commercial customers. Mr. Strickland is currently the Senior Operation Executive of Strickland General Agency, Inc. and devotes most of his time to long-term planning, policy development, and senior administration.

Mr. Stickland is a Director of First Covenant Bank located in Woodstock, Georgia. He is a past President of the Norcross Kiwanis Club and served as both Vice President and President of the Georgia Surplus Lines Association. He also served as President and a director of the National Association of Professional Surplus Lines Offices. Mr. Strickland is a past director of First Capital Bank, a community bank; and CNB Holdings, Inc., a publicly traded bank, both located in Georgia. Mr. Strickland attended Georgia State University, where he majored in business administration. He received his L.L.B. degree from Atlanta Law School.

Compensation of Executive Officers

Our executive officers do not receive compensation from us for services rendered to us. Our executive officers also are officers of Wells Capital, our advisor, and its affiliates and are compensated by these entities, in part, for their services to us. See “Certain Information about Management – The Conflicts Committee – Report of the Conflicts Committee – Transactions with Affiliates” for a discussion of the fees paid to Wells Capital and its affiliates.

Compensation of Directors

We have provided below certain information regarding compensation paid to or earned by our directors during the 2007 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Leo F. Wells, III (2)	—	—	—
Douglas P. Williams (2)	—	—	—
Charles R. Brown (3)	68,750	—	68,750
Richard W. Carpenter (3)	63,750	—	63,750
Bud Carter (3)	63,500	—	63,500
Jack M. Pinkerton (3) (4)	38,750	—	38,750
E. Nelson Mills	54,159	—	54,159
Donald S. Moss (3) (4)	20,500	—	20,500
Neil H. Strickland (3)	73,250	—	73,250
W. Wayne Woody (3) (4)	20,500	—	20,500

(1)

On September 12, 2007 we granted options to purchase 1,000 shares of our common stock at $12.00 per share to each of our independent directors (with the exceptions of Donald S. Moss and W. Wayne Woody, who resigned effective April 16, 2007, and Jack M. Pinkerton, who resigned effective September 12, 2007) pursuant to our Independent Director Stock Option Plan. In accordance with FAS 123R, we estimated the fair value of each stock option granted as of the date of the grant using the Black-Scholes-Merton model and concluded that the fair value of the options granted during the year ended December 31, 2007 was insignificant. As of December 31, 2007, options to purchase a total of 29,500 of our shares of common stock were outstanding (options to purchase 3,500 shares held by E. Nelson Mills and options to purchase 6,500 shares held by each of our remaining independent directors). The weighted-average exercise price of all outstanding options is $12.00 per share.

(2)	Directors who are also our executive officers do not receive compensation for services rendered as a director.
(3)	Includes $4,500 paid in December 2006 as a retainer for service performed in the first quarter of 2007.
(4)	Donald S. Moss and W. Wayne Woody resigned from the board of directors effective April 16, 2007; Jack M. Pinkerton resigned from the board of directors effective September 12, 2007.

Cash Compensation

We pay each of our independent directors:

•	an annual retainer of $30,000;

•	$1,500 per regularly scheduled board meeting attended;

•

$1,500 per regularly scheduled committee meeting attended (in addition, the Audit Committee chairperson receives an annual retainer of $7,500 and all other committee chairpersons receive annual retainers of $5,000 for serving in that capacity); and

•	$500 per special board meeting attended whether held in person or by telephone conference.

In addition, we have reserved 100,000 shares of common stock for future issuance upon the exercise of stock options granted to the independent directors pursuant to our Independent Director Stock Option Plan (described below). All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

Independent Director Stock Option Plan

We have adopted an Independent Director Stock Option Plan. To date, we have issued stock options to purchase 50,500 shares of common stock to our independent directors pursuant to this plan. Of these, options to purchase 29,500 shares of common stock remain outstanding. Available for future issuance under the plan are options to purchase 18,000 shares that were terminated in 2007 and options to purchase 3,000 shares that were terminated in 2006. We issued options to purchase 2,500 shares to each independent director at the time they first joined our board of directors and issued options to purchase 1,000 shares to each independent director on the date of our first, second, third, and fourth annual stockholders’ meetings. We may not grant options under this plan at any time when the issuance of the shares underlying the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to our advisor, directors, officers, or any of their affiliates, would exceed 10% of our outstanding shares. We have suspended this plan and do not expect to issue additional options to our independent directors until our shares of common stock are listed on a national securities exchange.

The exercise price for all options granted to date is $12.00 per share. The exercise price for subsequent options, if any, will be the greater of $12.00 per share or the fair market value of the shares on the date they are granted. Fair market value is generally defined to mean (i) the closing sales price on the immediately preceding date on which sales were reported if the shares are listed on a securities exchange or (ii) the mean between the bid and offered prices as quoted by Nasdaq for such immediately preceding trading date if the shares are not listed on a securities exchange. However, if the Conflicts Committee determines that the fair market value of our shares is not properly reflected by such Nasdaq quotations, or if our shares are not quoted by Nasdaq, then the Conflicts Committee will determine fair market value in good faith.

We have authorized and reserved a total of 100,000 shares for issuance under the plan. If the number of outstanding shares is changed into a different number or kind of shares or securities through a reorganization or merger in which we are the surviving entity, or through a combination, recapitalization, or otherwise, we will make an appropriate adjustment in the number and kind of shares that may be issued pursuant to exercise of the options. We also will make a corresponding adjustment to the exercise price of the options granted prior to any change. Any such adjustment, however, will not change the total payment, if any, applicable to the portion of the options not exercised but will change only the exercise price for each share.

Options will lapse on the first to occur of (i) the tenth anniversary of the date we grant them, (ii) the removal for cause of the independent director as a member of the board of directors, or (iii) three months following the date the independent director ceases to be a director for any reason other than death or disability. Options may be exercised by payment of cash or through the delivery of common stock. Options are generally exercisable in the case of death or disability for a period of one year after death or the disabling event. No option issued may be exercised if such exercise would jeopardize our status as a REIT under the Internal Revenue Code. The independent directors may not sell, pledge, assign, or transfer their options other than by will or the laws of descent or distribution.

The term of the plan is 10 years. Upon our earlier dissolution or liquidation; upon our reorganization, merger, or consolidation with one or more corporations as a result of which we are not the surviving corporation; or upon sale of all or substantially all of our properties, the plan will terminate, and any outstanding options will terminate and be forfeited. The board of directors may provide in writing in connection with any such transaction for any or all of the following alternatives:

•

for the assumption by the successor corporation of the options granted or the replacement of the options with options covering the stock of the successor corporation, or a parent or subsidiary of such corporation, with appropriate adjustments as to the number and kind of shares and exercise prices;

•	for the continuance of the plan and the options by such successor corporation under the original terms; or

•	for the payment in cash or shares of common stock in lieu of and in complete satisfaction of such options.

Equity Compensation Plan Information

We have reserved 750,000 shares of common stock for issuance under our Stock Option Plan and 100,000 shares of common stock under the Independent Director Stock Option Plan. Both plans were approved by our stockholders in 2003 before we commenced our initial public offering. The following table provides summary information about securities issuable under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	29,500	$12.00	820,500
Equity compensation plans not approved by security holders	—	—	—

Total	29,500	$12.00	820,500

(1)	Includes 70,500 shares reserved for issuance under the Independent Director Stock Option Plan, which has been suspended. We do not expect to issue additional options to our independent directors until our shares of common stock are listed on a national securities exchange.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For a discussion of the material transactions since the beginning of 2007 and any currently proposed transactions involving us and any of our officers or directors or their affiliates, see “Certain Information about Management – The Conflicts Committee – Report of the Conflicts Committee – Transactions with Affiliates” above. In addition, set forth below is information regarding transactions not involving us which are between our independent directors and our affiliates.

Three of our independent directors, Richard W. Carpenter, Bud Carter, and Neil H. Strickland, also are independent trustees of the Wells Family of Real Estate Funds. Furthermore, Mr. Carpenter, Mr. Carter, and Mr. Strickland also served as independent directors of Piedmont REIT until resigning from that board on April 16, 2007.

E. Nelson Mills also is an independent director of Wells Timberland REIT and was an independent director of Institutional REIT until its dissolution on March 27, 2008. Charles Brown also was an independent director of Institutional REIT until its dissolution on March 27, 2008.

In addition, Mr. Carter serves as a chairman for Vistage International, an organization designed to aid corporate executives through the sharing of ideas on ways to improve the management and profitability of their respective companies. As a chairman, Mr. Carter facilitates monthly meetings for three 15-member groups of executives and meets individually with each member of the group on a monthly basis. Three executives of Wells Real Estate Funds and its affiliates, including Leo F. Wells, III and Randall D. Fretz, are members in groups chaired by Mr. Carter. Wells Capital paid Vistage International the following amounts over the last three years: $20,580 in 2005, $39,300 in 2006, and $29,460 in 2007. Mr. Carter has no equity interest in Vistage International.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED ON

Our board of directors recommends that the stockholders approve amendments to our charter, which the board of directors believes are advisable in connection with a second follow-on public offering. If the stockholders do not approve the proposals to amend our charter, we may not be able to sell shares in a second follow-on public offering in as many states as we would otherwise. Certain of our officers and directors have financial interests in selling shares in as many states as possible in order to maximize our offering proceeds on account of their relationships with Wells Capital (our advisor), WIS (our dealer-manager), and Wells Management (a provider of property management services). As our offering proceeds increase, so should the compensation we pay to Wells Capital, WIS, and Wells Management. These interested officers and directors and their relationships with Wells Capital, WIS, and Wells Management are described above under “Certain Information about Management – The Conflicts Committee – Report of the Conflicts Committee.”

STOCK OWNERSHIP

The following table shows, as of March 14, 2008, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage
Leo F. Wells, III (3)	130,700	*
Douglas P. Williams	1,105	*
Randall D. Fretz	2,946	*
Charles R. Brown (4)	5,605	*
Richard W. Carpenter (4)	5,500	*
Bud Carter (4)(5)	29,476	*
E. Nelson Mills (6)	500	*
Neil H. Strickland (4)	4,500	*
All officers and directors as a group (7)	180,332	*

*	Less than 1% of the outstanding common stock.
(1)	Address of each named beneficial owner is c/o Wells Real Estate Investment Trust II, Inc., 6200 The Corners Parkway, Norcross, Georgia 30092-3365.
(2)	None of the shares are pledged as security.
(3)	Includes 1,620 shares owned by Mr. Wells’s spouse.
(4)	Includes options to purchase up to 4,500 shares of common stock, which are exercisable within 60 days of March 14, 2008.
(5)	Includes 22,766 shares owned by Mr. Carter’s spouse.
(6)	Includes options to purchase up to 500 shares of common stock, which are exercisable within 60 days of March 14, 2008.
(7)	Includes options to purchase an aggregate of up to 18,500 shares of common stock, which are exercisable within 60 days of March 14, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, executive officers, and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we are required to identify in this annual report on Form 10-K those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to these reporting requirements filed the reports on a timely basis in 2007 except as follows: one report disclosing six transactions that were not reported on a timely basis was filed late by Mr. Wells and one report disclosing one transaction was filed late by each of Messrs. Fretz, Pinkerton, and Carter.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC now permits corporations to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the corporation provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding shares of our common stock, you should have already received a householding notification from us. If you have any questions or require additional copies of the annual disclosure documents, please contact our Client Services department by mail at Wells Client Services Department, P.O. Box 2828, Norcross, Georgia 30091-2828 or by telephone at 1-800-557-4830. We will arrange for delivery of a separate copy of this proxy statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

PROPOSALS YOU MAY VOTE ON

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) over the Internet, (2) by telephone, or (3) by mail, using the enclosed proxy card. Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of seven nominees to our board of directors. Those persons elected will serve as directors until the 2009 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

• Charles R. Brown	• Neil H. Strickland
• Richard W. Carpenter	• Leo F. Wells, III
• Bud Carter	• Douglas P. Williams
• E. Nelson Mills

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 15 through 19.

If you return a properly executed proxy card, unless you direct them to withhold your votes, the individuals named as proxies will vote your shares “FOR” the election of the nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

A plurality of the votes cast is required for the election of the directors. This means that the director nominee with the most votes for a particular board seat is elected for that seat. Because the number of nominees does not exceed the number of board seats, a nominee need only receive a single “for” vote to be elected. Abstentions and “withhold” votes should have no effect on the outcome of the election, but they will count toward the establishment of a quorum.

However, in order to enhance your ability to influence the composition of the board of directors in an uncontested election such as this, we have recently adopted a policy requiring all of the nominees to agree to offer to resign should he receive fewer “for” votes than “withhold” votes in an uncontested election. If a director must offer to resign because of “withhold” vote totals, the Conflicts Committee must accept or reject the offer of resignation within 90 days following certification of the stockholder vote. If the Conflicts Committee accepts the offer, then the resignation will be effective upon acceptance. If the Conflicts Committee rejects an offer, it must disclose the reasons for doing so in a Form 8-K filed with the Securities and Exchange Commission.

Any director who tenders his or her resignation pursuant to this provision shall not participate in any Conflicts Committee action regarding whether to accept his or her offer of resignation or whether to accept any other director’s resignation. However, if the nonparticipation of resigning directors would leave fewer than three directors participating in the decision, then all Conflicts Committee members may participate other than the director whose resignation is at issue.

The offer of resignation also may be accepted at a stockholder meeting duly called for the express purpose of accepting such resignation and electing a successor to fill the vacancy created thereby. Unless previously accepted by the Conflicts Committee, such resignation shall be effective immediately prior to the stockholders’ election of a successor at such meeting. If no successor is elected and qualified at such meeting, then the resignation shall not be deemed to be accepted.

The policy is set forth in our Corporate Governance Guidelines, a copy of which is available on our Web site at www.wellsref.com.

Recommendation

Your board of directors unanimously recommends a vote “FOR” all nominees listed for re-election as directors.

PROPOSALS 2A – 2D. AMENDMENTS TO OUR CHARTER

Introduction

The board of directors believes it is in our best interest to effect a second follow-on public offering of shares of our common stock. Because shares of our common stock are not listed on a national securities exchange and are not anticipated to be listed on a national securities exchange in connection with a second follow-on public offering, we are required to register a second follow-on public offering with the state securities administrator in each state in which we offer securities for sale. In offerings that are subject to their regulation, most states hold real estate investment trusts to the standards set forth in the Statement of Policy Regarding Real Estate Investment Trusts promulgated by the North American Securities Administrators Association, Inc. (the “NASAA REIT Guidelines”). Because we are a real estate investment trust, a number of states where we wish to offer securities for sale require us to comply with the NASAA REIT Guidelines.

On July 7, 2007, we filed a registration statement on Form S-11 with the SEC for a second follow-on public offering in which we intend to offer up to 300,000,000 shares of our common stock in a “best efforts” primary offering and up to 75,000,000 shares of our common stock pursuant to our distribution reinvestment plan (the “Proposed Offering”). In connection with the Proposed Offering, we have applied to register the offering in 50 states, the District of Columbia, and Puerto Rico. In connection with such applications, several states have requested that we make amendments to our charter; these are the amendments the board of directors is proposing for stockholder approval.

In this proxy statement and at the annual meeting, the board of directors is not requesting the approval of the stockholders to commence the Proposed Offering or any other second follow-on public offering. Rather, the board of directors is requesting that the stockholders approve amendments to our charter that the board of directors believes are advisable in connection with a second follow-on public offering. If the stockholders do not approve the proposals to amend our charter, we may not be able to sell shares in a second follow-on public offering in as many states as we would otherwise.

Vote Required

Approval of each proposal to amend our charter requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote thereon. You may vote for or against or abstain on each of the four proposals to amend our charter. Abstentions and broker nonvotes will have the same effect as votes against the proposals to amend our charter. Proxies received will be voted “FOR” the approval of each proposal to amend our charter unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and our charter, you will not be entitled to rights of appraisal with respect to the proposed amendments to our charter. Accordingly, to the extent that you object to any of the proposed amendments to our charter, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your shares of common stock under the provisions of Maryland law governing appraisal rights.

Presentation of Proposed Amendments

In Proposals 2A, 2B, 2C, and 2D below, we show the proposed amendments to our charter by including the relevant sections of our charter with a single line through text we propose to delete and a single line underneath text we propose to add.

Proposal 2A: Amendments to the provisions of our charter relating to suitability and minimum investment of stockholders

In connection with the registration of the Proposed Offering, Pennsylvania has requested that we amend the provisions of our charter relating to suitability and minimum investment of stockholders, as shown below. These changes, which provide for increased suitability standards, conform to the most recent amendments to the NASAA REIT Guidelines and other state requirements. The board of directors does not believe these changes will have a material effect on us, because we would adhere to these higher suitability standards in a follow-on offering regardless of whether these changes were adopted to our charter. However, until our shares are listed on a national securities exchange, the amendments may make it more difficult for you to sell your shares, because the increased suitability standards will reduce the number of eligible buyers to which you could sell your shares. Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

Amendments to Section 5.8 of our Articles of Amendment and Restatement

Section 5.8. SUITABILITY AND MINIMUM INVESTMENT OF STOCKHOLDERS. Until the Common Stock is Listed, the following provisions shall apply:

(a) To purchase Common Stock, the purchaser must represent to the Corporation:

(i) that such purchaser (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the grantor or donor who directly or indirectly supplies the funds to purchase the shares if the grantor or donor is the fiduciary) has a minimum annual gross income of $~~45,000~~70,000 and a net worth (excluding home, home furnishings and automobiles) of not less than $~~45,000~~70,000; or

(ii) that such purchaser (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the grantor or donor who directly or indirectly supplies the funds to purchase the shares if the grantor or donor is the fiduciary) has a net worth (excluding home, home furnishings and automobiles) of not less than $~~150,000.~~250,000.

Purchasers residing in a particular jurisdiction may be subject to heightened suitability requirements as set forth in the registration statement (as amended or supplemented) then in effect relating to an offering of the Common Stock.

(b) The Sponsor and each Person selling shares on behalf of the Sponsor or the Corporation shall make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each Common Stockholder. In making this determination, the Sponsor or each Person selling shares on behalf of the Sponsor or the Corporation shall ascertain that the prospective Common Stockholder: (i) meets the minimum income and net worth standards set forth in Section 5.8; (ii) can reasonably benefit from the Corporation based on the prospective stockholder’s overall investment objectives and portfolio structure; (iii) is able to bear the economic risk of the investment based on the prospective stockholder’s overall financial situation; and (iv) has apparent understanding of (1) the fundamental risks of the investment; (2) the risk that the stockholder may lose the entire investment; (3) the lack of liquidity of the shares; (4) the restrictions on transferability of the shares; (5) the background and qualifications of the Sponsor or the Advisor; and (6) the tax consequences of the investment. The Sponsor or each Person selling shares on behalf of the Sponsor or the Corporation shall make this determination on the basis of information it has obtained from a prospective stockholder. Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective stockholder, as well as any other pertinent factors. The Sponsor or each Person selling shares on behalf of the Sponsor or the Corporation shall maintain records of the information used to determine that an investment in shares is suitable and appropriate for a Common Stockholder. The Sponsor or each Person selling shares on behalf of the Sponsor or the Corporation shall maintain these records for at least six years.

(c) Each issuance or transfer of shares of Common Stock shall comply with the requirements regarding minimum initial and subsequent cash investment amounts set forth in any then effective registration statement of the Corporation~~’s Registration Statement (No. 333 107066) on Form S11~~ as such registration statement has been amended or supplemented as of the date of such issuance or transfer or any higher or lower applicable state requirements with respect to minimum initial and subsequent cash investment amounts in effect as of the date of the issuance or transfer.

Amendments to Section 6.2.9 of our Articles of Amendment and Restatement

Section 6.2.9. LEGEND. Each certificate for shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s charter: (a) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (b) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of 9.8% of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (c) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (d) other than as provided in the Corporation’s charter, no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on Transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.

Until the Common Stock is Listed, to purchase Common Stock, the purchaser must represent to the Corporation: (i) that such purchaser (or, in the case of sales to fiduciary accounts, that the beneficiary, fiduciary account or grantor or donor who directly or indirectly supplies the funds to purchase the shares if the grantor or donor is the fiduciary) has a minimum annual gross income of $~~45,000~~70,000 and a net worth (excluding home, home furnishings and automobiles) of not less than $~~45,000~~70,000; ~~or~~ (ii) that such purchaser (or, in the case of sales to fiduciary accounts, that the beneficiary, fiduciary account or grantor or donor who directly or indirectly supplies the funds to purchase the shares if the grantor or donor is the fiduciary) has a net worth (excluding home, home furnishings and automobiles) of not less than $~~150,000.~~ 250,000; and/ or (iii) that the purchaser (or, in the case of sales to fiduciary accounts, that the beneficiary, fiduciary account or grantor or donor who directly or indirectly supplies the funds to purchase the shares if the grantor or donor is the fiduciary) meets the more stringent suitability standards of such person’s jurisdiction as set forth in any then effective registration statement of the Corporation as such registration statement has been amended or supplemented as of the date of such issuance. Until the Common Stock is Listed, each transfer of shares of Common Stock shall comply with the requirements regarding minimum initial and subsequent cash investment amounts set forth in any then effective registration statement of the Corporation~~’s Registration Statement (No. 333-107066) on Form S-11~~ as such registration statement has been amended or supplemented as of the date of such issuance or transfer or any higher or lower applicable state requirements with respect to minimum initial and subsequent cash investment amounts in effect as of the date of the issuance or transfer.

All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge. Such statement shall also be sent on request and without charge to stockholders who are issued shares without a certificate.

Proposal 2B: Proposed amendments to the provisions of our charter relating to limitations on the issuance of options and warrants

        In connection with the registration of the Proposed Offering, Kansas and Alabama have requested that we amend provisions of our charter relating to limitations on the issuance of options and warrants, as shown below. These changes have two effects. The first is that, until our shares are listed on a national securities exchange, we may not issue options or warrants to purchase shares to our advisor, our sponsor, a director or any affiliate thereof, except on the same terms as such options or warrants are sold to the general public. However, with respect to awards to independent directors, this restriction may be lifted before such listing if the NASAA Direct Participation Program Policy Group has determined that such awards are permitted for independent directors under the NASAA REIT Guidelines. The second effect is that, until our shares are listed on a national securities exchange, we may not issue options or warrants to any persons at exercise prices less than the fair market value of the underlying securities on the date of grant nor for consideration (which may include services) that in the judgment of the Conflicts Committee has a market value less than the value of such option or warrant on the date of grant. Currently, we have no plans to issue any options or warrants; we do not believe that these amendments will have a practical impact on us. Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

Amendments to Section 9.5 of our Articles of Amendment and Restatement

Section 9.5. LIMITATIONS ON THE ISSUANCE OF OPTIONS AND WARRANTS ~~TO CERTAIN AFFILIATES. The~~. Until the Common Stock of the Corporation is Listed, the Corporation shall not issue options or warrants to purchase Capital Stock to the Advisor, a Sponsor, a director or ~~an~~any Affiliate thereof ~~(a)~~, except on the same terms ~~more favorable than the Corporation offers~~as such options or warrants are sold to the general public ~~or (b) in excess of~~. The foregoing restriction shall not apply with respect to equity awards issued to Independent Directors at any time after the Corporation has been advised that the NASAA Direct Participation Program Policy Group has determined that such awards are permitted under the NASAA REIT Guidelines. Until the Common Stock of the Corporation is Listed, the Corporation may not

issue options or warrants at exercise prices less than the fair market value of the underlying securities on the date of grant nor for consideration (which may include services) that in the judgment of the Conflicts Committee has a market value less than the value of such option or warrant on the date of grant. Options or warrants issuable to the Advisor, a Sponsor, a director or any Affiliate thereof shall not exceed an amount equal to 10% of the outstanding shares of Capital Stock on the date of grant.

Addition of new defined term in our Articles of Amendment and Restatement

In connection with the foregoing amendments to Section 9.5 of our Articles of Amendment and Restatement, we would add the following new definition in our Articles of Amendment and Restatement:

“NASAA REIT GUIDELINES. The Statement of Policy Regarding Real Estate Investment Trusts as revised and adopted by the North American Securities Administrators Association on May 7, 2007.”

Proposal 2C: Proposed amendments to the provisions of our charter relating to roll-up transactions

In connection with the registration of the Proposed Offering, Alabama has requested that we amend the provisions of our charter relating to roll-up transactions, as shown below. The impact of this change is that, in connection with any proposed roll-up transaction, if the appraisal of our assets obtained from a competent independent expert will be included in a prospectus used to offer the securities of a roll-up entity, the roll-up entity must file the appraisal with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

Amendments to Section 9.14 of our Articles of Amendment and Restatement

Section 9.14. LIMITATIONS ON ROLL-UP TRANSACTIONS. In connection with any proposed Roll-Up Transaction, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the Securities and Exchange Commission and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. The appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a 12-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and its stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to each Common Stockholder who votes against the proposed Roll-Up Transaction the choice of:

(a) accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(b) one of the following:

(i) remaining as a Common Stockholder of the Corporation and preserving its interests therein on the same terms and conditions as existed previously; or

(ii) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of the Net Assets of the Corporation.

The Corporation is prohibited from participating in any proposed Roll-Up Transaction:

(a) that would result in the Common Stockholders having voting rights in a Roll-Up Entity that are less than the rights set forth in Article XI hereof;

(b) that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor;

(c) in which investors’ rights of access to the records of the Roll-Up Entity will be less than those described in Section 11.8 and Section 11.9 hereof; or

(d) in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is not approved by the Common Stockholders.

Proposal 2D: Amendments to the provisions of our charter relating to our exculpation and indemnification of our officers, directors, advisor, and affiliates of our advisor

In connection with the registration of the Proposed Offering, Pennsylvania has requested that we amend the provisions of our charter relating to our exculpation and indemnification of our officers, directors, advisor, and affiliates of our advisor, as shown below. This change explicitly provides that, to the extent that Maryland law permits exculpation or indemnification beyond that permitted by the NASAA REIT Guidelines, exculpation or indemnification shall be limited to that permitted by the NASAA REIT Guidelines. We do not believe this change will have any impact, as our charter already limits our exculpation and indemnification to the maximum extent permitted by the NASAA REIT Guidelines, irrespective of what Maryland law permits. Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

Amendments to Section 12.3 of our Articles of Amendment and Restatement

Section 12.3 LIMITATION ON EXCULPATION AND INDEMNIFICATION. Notwithstanding the foregoing, the Corporation shall not provide for indemnification of the directors or the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall it exculpate any of them, unless all of the following conditions are met:

(1) The directors or the Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.

(2) The directors or the Advisor or its Affiliates were acting on behalf of or performing services for the Corporation.

(3) Such liability or loss was not the result of:

(x) negligence or misconduct by the directors (excluding the Independent Directors) or the Advisor or its Affiliates; or

(y) gross negligence or willful misconduct by the Independent Directors.

(4) Such indemnification or agreement to hold harmless is recoverable only out of the Corporation’s Net Assets and not from its stockholders.

In addition, to the extent that Maryland law permits exculpation or indemnification beyond that permitted by the NASAA REIT Guidelines, exculpation or indemnification shall be limited to that permitted by the NASAA REIT Guidelines.

Addition of new defined term in our Articles of Amendment and Restatement

In connection with the foregoing amendments to Section 12.3 of our Articles of Amendment and Restatement, we would add the following new definition in our Articles of Amendment and Restatement:

“NASAA REIT GUIDELINES. The Statement of Policy Regarding Real Estate Investment Trusts as revised and adopted by the North American Securities Administrators Association on May 7, 2007.”

Recommendation

Your board of directors unanimously recommends a vote “FOR” each proposal to amend our charter.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our secretary, Mr. Douglas P. Williams, at our executive offices no later than December 30, 2008. However, if we hold our annual meeting before June 23 or after August 22, stockholders must submit proposals for inclusion in our 2009 proxy statement within a reasonable time before we begin to print our proxy materials. If a stockholder wishes to present a proposal at the 2009 annual meeting, whether or not the proposal is intended to be included in the 2009 proxy materials, our bylaws require that the stockholder give advance written notice to our secretary by March 15, 2009.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

DON'T DELAY
VOTE YOUR PROXY TODAY!

Voting on Time Enhances the Bottom Line!

A swift proxy vote not only helps Wells REIT II collect the votes necessary to conduct official business, it also helps save fund expenses — which is good for your investment's financial performance. When you vote early, you save the REIT considerable expenses because we won't need to follow up with additional mailings or phone calls.

Voting is simple, and you can do it in one of three ways.
Be sure to have your proxy card ready for reference.

ONLINE

http://www.wellsreitII.com/proxy

BY PHONE

Call 1-866-241-6192.
Follow the recorded instructions.

BY MAIL

Use your proxy card to vote.
Sign, date, detach, and return it in the postage-paid envelope provided.

You must submit your vote no later than **July 23, 2008**. If you've misplaced your proxy card, please call Wells Client Services at 800-557-4830 for a replacement.

WELLS

Wells REIT II has unveiled a brand-new Web site designed to showcase our portfolio of properties and investment strategy. Visit www.wellsreitII.com to experience the new site and learn more about how we're helping more investors than ever on the road to achieving their visions of the American Dream.

RT2MPOTHI0802-0177

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

PROXY FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Your Proxy Vote is important!

And now you can Vote your Proxy on the PHONE or the INTERNET.

It saves Money! Telephone and Internet voting saves postage costs, which can help minimize REIT II expenses.

It saves Time! Telephone and Internet voting is instantaneous – 24 hours a day.

It’s Easy! Just follow these simple steps:

1. Read your proxy statement and have it at hand.

2. Call toll-free 1-866-241-6192, or go to the Web site: http://www.wellsreitII.com/proxy.

3. Follow the recorded or on-screen directions.

4. Do not mail your Proxy Card if you vote by phone or Internet.

Please detach at perforation before mailing.

PROXY	WELLS REAL ESTATE INVESTMENT TRUST II, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS – JULY 23, 2008 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	PROXY

The undersigned stockholder hereby appoints Leo F. Wells III, Douglas P. Williams, and Randall D. Fretz, and each of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of WELLS REAL ESTATE INVESTMENT TRUST II, INC., to be held on July 23, 2008, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of the annual meeting of stockholders, the proxy statement, and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless the undersigned stockholder directs otherwise, this proxy will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposals 2A, 2B, 2C and 2D. The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including but not limited to, the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the July 23, 2008, meeting date.

Internet and telephone proxy authorization must be received by July 23, 2008, in order for your votes to be certified in the final tabulation. In the event that the Annual Meeting is adjourned, Internet and telephone proxy authorizations must be received by the day the meeting is resumed.

VOTE VIA THE TELEPHONE: 1-866-241-6192
VOTE VIA THE INTERNET: http://www.wellsreitII.com/proxy
999 9999 9999 999

Note: Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee, or guardian, or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, sign in the partnership name.

Share Owner sign here	Date

Co-Owner sign here	Date

REIT_18810_032708

☐	Please mark here for address change. SEE REVERSE SIDE

EVERY STOCKHOLDER’S VOTE IS IMPORTANT

PLEASE SIGN, DATE, AND RETURN YOUR

PROXY TODAY

Please detach at perforation before mailing.

Unless you direct otherwise, this proxy will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposals 2A, 2B, 2C and 2D.

TO VOTE BY MAIL, PLEASE COMPLETE AND RETURN THIS CARD.

YOU ALSO MAY VOTE A PROXY BY TOUCH-TONE PHONE OR BY INTERNET. (See enclosed flyer for further instructions.)

PLEASE MARK VOTES AS IN THIS EXAMPLE:

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2A, 2B, 2C AND 2D, AS DESCRIBED IN THE PROXY STATEMENT.

1. To vote for the election of directors:				FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
01. Leo F. Wells III	02. Douglas P. Williams	03. Charles R. Brown
04. Richard W. Carpenter	05. Bud Carter	06. E. Nelson Mills	07. Neil H. Strickland	☐	☐	☐

To withhold authority to vote “FOR” any individual nominee, mark the “FOR ALL EXCEPT” box and write the nominee’s number(s) on the line below.

___________________________________________________________				FOR	AGAINST	ABSTAIN
				ALL	ALL	ALL
2. Proposals to Amend Our Charter				☐	☐	☐

For each proposal separately:				FOR	AGAINST	ABSTAIN
2A. Amendments to the provisions of our charter relating to suitability and minimum investment of shareholders.				☐	☐	☐
2B. Amendments to the provisions of our charter relating to the limitations on the issuance of options and warrants.				☐	☐	☐
2C. Amendments to the provisions of our charter relating to roll-up transactions.				☐	☐	☐
2D. Amendments to the provisions of our charter relating to our exculpation and indemnification of our officers, directors, advisor, and affiliates of our advisor.				☐	☐	☐

	YES	NO
I PLAN TO ATTEND THE MEETING.	☐	☐	ADDRESS CHANGE:

YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD TODAY	REIT_18810_032708